EXHIBIT 10.1

EXPENSE REIMBURSEMENT AND PARTIAL FEE WAIVER AGREEMENT

THIS EXPENSE REIMBURSEMENT AND PARTIAL FEE WAIVER AGREEMENT (the “Agreement”), dated as of November 30, 2007, is entered into by and between Tortoise Capital Resources Corporation (the “Company”), a Maryland corporation, and Tortoise Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management company.

WHEREAS, the Company and the Adviser have entered into an Investment Advisory Agreement (“Advisory Agreement”), pursuant to which the Adviser provides investment management and advisory services to the Company for compensation based on the value of the average managed assets of the Company.  The defined terms used in this Agreement without definition are used herein as defined in the Advisory Agreement; and

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company for the Adviser to reimburse the Company for certain amounts of expenses for a limited period of time.

NOW THEREFORE, the parties hereto agree as follows:

1.  EXPENSE REIMBURSEMENT.

The Adviser shall reimburse the Company for certain expenses incurred by the Company beginning September 1, 2007 and ending December 31, 2008.  For such time period, the Adviser shall reimburse the Company quarterly for expenses incurred by the Company in an amount equal to an annual rate of 0.25% of the Company’s average monthly Managed Assets for such quarter.

To effect the expense reimbursement contemplated by this Agreement, the Company shall offset the desired amount of any such reimbursement against the investment advisory fee payable for such quarter pursuant to the Advisory Agreement.

2.  LIMITED CAPITAL GAINS FEE WAIVER.

The Company anticipates investing in portfolio companies that make scheduled periodic distributions to its investors.  Those scheduled periodic distributions are made possible by the normally recurring cash flow from the operations of the portfolio company (“Expected Distributions”), but a portion of those Expected Distributions may be characterized by the Company as a return of capital for book purposes.  The Adviser hereby waives its right to receive the Capital Gains Incentive Fee to the extent, and only to the extent, such fee would be due as to that portion of any Expected Distribution that is characterized by the Company as a return of capital for book purposes.  This waiver shall not apply to any portion of any distribution from a portfolio company that is not an Expected Distribution.  This waiver shall remain in effect for so long as the Advisory Agreement remains in effect.

3.  MISCELLANEOUS.

3.1  Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2  Interpretation.  Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s governing documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

3.3  Amendments.  This Agreement may be amended only by a written agreement signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

TORTOISE CAPITAL RESOURCES CORPORATION By: _________________________________________ Name: Edward Russell Title: President
TORTOISE CAPITAL ADVISORS, LLC By: _________________________________________ Name: Terry Matlack Title: Managing Director